As filed with the Securities and Exchange Commission on May , 1999
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           BERGEN BRUNSWIG CORPORATION
             (Exact name of registrant as specified in its charter)

     New Jersey                                                   22-1444512
(State or other jurisdiction of                              (I.R. S. Employer)
incorporation or organization)                              Identification No.)

                4000 Metropolitan Drive, Orange, California 92868-3598
               (Address of Principal Executive Offices Zip Code)

                              ___________________

                         PHARMERICA, INC. STOCK OPTIONS
                            (Full title of the plans)

                                 Milan A. Sawdei
          Executive Vice President, Chief Legal Officer and Secretary
                           Bergen Brunswig Corporation
                             4000 Metropolitan Drive
                          Orange, California 92868-3598
                                  714-385-4000
            (Name, address and telephone number, including area code,
                              of agent for service)

                                 with a copy to:
                               Peter H. Ehrenberg, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068

                               __________________


                        Calculation of Registration Fee
===================================================================================================================================
                                                                Proposed                   Proposed
         Title of                                                maximum                    maximum
        Securities                                              offering                   aggregate
           to be                   Amount to be                 price per                  offering                   Amount of
        Registered                  registered                  unit (1)                     price                registration fee
____________________________________________________________________________________________________________________________________
       Common Stock,                 1,564,550                   $19.34                   $30,258,393                 $8,411.83
      par value $1.50               shares (2)
         per share
===================================================================================================================================

(1) Pursuant to Rule 457, the proposed maximum offering price per share is estimated solely for the purpose of computing the amount of the registration fee and is based on the average of the high and low sales price of the Common Stock of the registrant reported on the New York Stock Exchange on April 30, 1999.

(2) Plus such indeterminate number of additional shares as shall become issuable pursuant to the anti-dilution provisions of the above-mentioned options.

================================================================================

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, filed by Bergen Brunswig Corporation (the "Company") with the Securities and Exchange Commission (the "SEC"), are hereby incorporated by reference:

         (a) the Company's Annual Report on Form 10-K for the year ended September 30, 1998, as amended;

         (b) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

         (c) the Company's Current Reports on Form 8-K dated November 12, 1998, January 13, 1999, January 26, 1999, April 19, 1999 and April 30, 1999;

         (d) the description of the Common Stock of the Company contained in the Company's Registration Statement on Form S-4 declared effective by the SEC on March 16, 1999; and

         (e) the description of the Company's Shareowners' Rights Plan contained in the Company's Registration Statement on Form 8-A dated February 14, 1994.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         Under the Company's Restated Certificate of Incorporation, every person who is or was a director, officer, employee or agent of the Company and the legal representative of such a person is entitled to receive indemnification from the Company to the fullest extent permitted by law. Under New Jersey law, directors and officers may be indemnified in certain situations, subject to the Company's having taken certain actions and the directors and officers having met certain specified standards of conduct. In addition, in April, 1986, the Company entered into agreements, which were amended on July 3, 1986 (collectively, the "Indemnity Agreement"), to indemnify each of its directors against liabilities and defense costs to the extent that such directors would have been insured under the director and officer liability insurance policies which were in effect on December 31, 1984 (the "1984 Policy"). The 1984 Policy afforded the broadest coverage for liabilities arising under ERISA and the securities and anti-trust laws. The obligation of the Company to indemnify a director under the Indemnity Agreement is limited to $30 million, the maximum coverage available under the 1984 Policy. However, the Indemnity Agreement does not limit a director's right to recover in excess of $30 million from the Company if the director is otherwise entitled to statutory indemnification. The Indemnity Agreement was ratified by the shareowners at the annual meeting held on December 17, 1986. The Company currently maintains a directors' and officers' insurance policy which provides liability coverage with respect to its directors and officers.

         In addition, the Company's Restated Certificate of Incorporation eliminates the personal liability of directors and officers to the Company and its shareowners for monetary damages for acts or omissions (including negligent and grossly negligent acts or omissions) in violation of a director's or officer's fiduciary duty of care. The duty of care refers to a fiduciary duty of directors and officers to manage the affairs of the Company with the same degree of care as would be applied by an "ordinarily prudent person under similar circumstances". The provisions of the Company's Restated Certificate of Incorporation which eliminate the personal liability of directors and officers do not, in any way, eliminate or limit the liability of a director or officer for breaching his duty of loyalty (i.e., the duty to refrain from fraud, self-dealing and transactions involving improper conflicts of interest) to the Company or its shareowners, failing to act in good faith, knowingly violating a law or obtaining an improper personal benefit and do not have any effect on the availability of equitable remedies.

         See also the undertakings set forth in response to item 9 herein.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

          The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                  (ii) To reflect in the prospectus  any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orange, State of California, on the 3rd day of May, 1999.

                                              BERGEN BRUNSWIG CORPORATION



                                              By: /s/ Milan A. Sawdei
                                                  __________________________
                                                  Milan A. Sawdei,
                                                  Executive Vice President


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of May, 1999.

/s/ Robert E. Martini*                  Chairman of the
___________________________             Board and Director
Robert E. Martini

/s/ Donald R. Roden*                    President, Chief
___________________________             Executive Officer and Director
Donald R. Roden

/s/ Neil F. Dimick*                     Executive Vice President,
___________________________             Chief Financial Officer
Neil F. Dimick                          and Director (Principal
                                        Financial Officer and
                                        Principal Accounting Officer)

/s/ Jose E. Blanco, Sr.*                Director
___________________________
Jose E. Blanco, Sr.

/s/ Rodney H. Brady*                    Director
___________________________
Rodney H. Brady

/s/ Charles C. Edwards*                 Director
___________________________
Charles C. Edwards, M.D.

/s/ Charles J. Lee*                     Director
___________________________
Charles J. Lee

/s/ George R. Liddle*                   Director
___________________________
George R. Liddle

/s/ James R. Mellor*                    Director
___________________________
James R. Mellor

/s/ George E. Reinhardt, Jr.*           Director
___________________________
George E. Reinhardt, Jr.

/s/ Francis G. Rodgers*                 Director
___________________________
Francis G. Rodgers

*By: /s/ Milan A. Sawdei
________________________
      Milan A. Sawdei,
      Attorney-in-Fact

                                  EXHIBIT INDEX

     4.1 Restated Certificate of Incorporation of Bergen Brunswig Corporation, dated November 13, 1998, is incorporated by reference to Exhibit 4.1 to the Company's Post-Effective Amendment No. 2 to Form S-3 dated December 17, 1998 (file no. 333-63441).

     4.2 By-laws of Bergen Brunswig Corporation, as amended and restated, dated November 13, 1998 are incorporated by reference to Exhibit 4.2 to the Company's Post-Effective Amendment No. 2 to Form S-3 dated December 17, 1998 (file no. 333-63441).

     4.3 Rights Agreement, dated as of February 8, 1994, between the Registrant and Chemical Trust Company of California, as Rights Agent, is incorporated by reference herein to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated February 14, 1994.

     5.1* Opinion of Lowenstein Sandler PC.

     23.1* Consent of Deloitte & Touche LLP

     23.2* Consent of Arthur Andersen LLP

     23.3* Consent of Ernst & Young LLP

     23.4 Consent of Lowenstein Sandler PC is included in Exhibit 5.1.

     24.1* Power of Attorney.

----------------

* Filed herewith.